Exhibit 23.2

12 Greenway Plaza, 12th Floor
Houston, TX 77046

Phone	713-561-6500
Fax	713-968-7128
Web	www.uhy-us.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of PostRock Energy Corporation (“PostRock”) of our report dated March 8, 2012 with respect to consolidated balance sheet of PostRock as of December 31, 2011 and 2010, and the related consolidated statements of operations, cash flows and equity of PostRock for the year ended December 31, 2011, the period from March 6, 2010 to December 31, 2010, and of the Predecessor (as defined in Note 1 to the consolidated financial statements) for the period from January 1, 2010 to March 5, 2010 and the year ended December 31, 2009.

/s/ UHY LLP

Houston, Texas

December 28, 2012